Exhibit 99.6

H & H Metals Corp. 509 Madison Ave. New York, N.Y. 10022	Tel. (212) 759 9400

This Agency Agreement is entered into and effective as of 29th of March 2018, between Desert Hawk Gold Corp

(hereinafter referred to as “DH”)

And

H&H Metals Corp.•

509 Madison Avenue

Suite 1902, New York

NY, 10022 USA

(hereinafter referred to as “H&H”)

For the services of their office and staff located in New York

Witnesseth

Whereas, DH is a natural resources company with activity in mining and marketing of metals and minerals, and precious metals; and

Whereas, DH requires the services of a company to provide certain information and additional services with respect to metals, minerals, and precious metals for both domestic sale and for international export thereafter (hereinafter referred to as “the MARKET”);

Whereas, H&H has the capacity and is willing to provide such information and services to DH;

Now, therefore, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1)	Retention Term

DH hereby retains H&H as a commercial agent for a period of five (5) years commencing on the date of first delivery of DH’s gold production, on an exclusive basis for the entire production coming from all DH’s claims and concessions, to provide the information and services described in paragraphs and 3 below with respect to metals, minerals, and precious metals available in the MARKET. The expected date of first delivery shall be June 1512018.

2)	Scope of Services

H&H shall make available to DH, H&H’s best advice, together with all relevant information H&H may possess or can reasonably obtain in the normal course of H&H’s business concerning relevant political, economic, business and/or market conditions in the MARKET that may affect DH’s business or be of benefit to DH.

3)	Scope of Correspondence and Related Services

3.1 H&H shall, upon the specific request of DH, perform the following additional services for DH, to the extent H&H is able to do so with H&H’s existing staff:

3.2 H&H shall, on behalf of DH, negotiate to achieve the best suited commercial terms and conditions available in the market, taking into consideration a number of factors to select the best suited refinery for delivery of DH’s gold production. Factors for consideration include but are not limited to, the refineries recovery rates, treatment charges, splitting limits and most importantly market reputation and past performance for fair determination of final assays.

3.3 H&H shall act as DH’s correspondent for the MARKET for the transmission of information, correspondence and documents.

3.4 H&H shall assist in the preparation and maintenance of production records and follow up with analysis comparison of production and sales results.

3.5 H&H shall provide hedging services for the client to allow forward pricing up to one month prior to delivery for of up to one month’s production worth of AulAg equivalent ounces. DH shall pay to H&H for fixing gold $2.50 an ounce per purchase and sale and for fixing silver is $0.025 an ounce per purchase and sale. The cost of initial and variation margin will be charged by H&H and paid by DH at 3 month Libor + 8.00% per annum. If DH does not take the decision to hedge the material prior to delivery to the refinery these charges would not be applicable.

3.6 H&H shall provide an advance payment for up to 90% of the provisional value as indicated by DH, upon confirmation of the material being delivered into the possession of the security detail. Any advance payment will be charged by H&H and paid by DH at a rate of 3 month Libor + 8.00% per annum.

3.7 H&H shall, subject to the limitations set forth in Paragraph 4 below, support DH in the MARKET for matters relating to traffic covering metals, minerals, precious metals, including but not limited to -verifications of weights, sampling of commodities, assays and subsequent assay exchanges, transportation, security, warehousing, liaison with ports and stevedores as well as technical services, and record keeping with respect to the commodities that are the subject of a specific contract or agreement.

3.8 H&H hereby warrants that H&H will not, and H&H has no knowledge that other persons will, make any payment, gift or otherwise in a manner contrary to applicable law, policies or standards of conduct, for the purpose of obtaining or facilitating the performance of, or otherwise relating to DH’s activities nor for the services provided by H&H.

4)	Status of Relationship of Parties

4.1 It is agreed that H&H has no authority to accept or reject orders and/or make offers in the name of DH. Each order or offer addressed to DH and received by H&H shall be transmitted promptly by H&H to DH at DH’s office for action by DH at DH’s sole discretion. Moreover H&H shall not receive any monies due DH or make any Payments for and on behalf of DH unless specifically approved by two senior executives of DH.

4.2 Nothing in this Agreement shall be understood to confer upon H&H any authority to make, nor shall H&H consider itself entitled or authorized to make, any contract or commitment in the name of or binding on DH. H&H shall not be, and is not authorized to accept monies on account or on behalf of DH unJess specifically authorized by DH in writing.

4.3 This Agreement shall not be construed as creating a partnership, association or joint venture between the parties, nor shall it constitute H&H and/or H&H’s employees as employee(s) of DH. H&H is, and shall retain its capacity as,a commercial agent, with complete charge of H&H’s own personnel in the performances of the services hereunder. H&H shall be solely responsible for all H&H’s own expenses and debts, and shall have no right or authority to create any expressed or implied obligation on behalf or for the account of DH or otherwise to pledge the credit of DH.

4.4 H&H shall at all times identify itself as DH’s Commercial Agent and correspondent and not as principal in transactions in which H&H provides services on behalf of DH under this Agreement.

4.5 Nothing contained herein shall restrict, limit or prohibit H&H in the conduct of its business including but not limited to buying and selling metals and commodities of any kind and providing services to third parties, including services H&H will provide to DH pursuant to this agreement.

5)	Remuneration

In addition to amounts payable to H&H by DH pursuant to 3.4 and 3.5 of this agreement, as remuneration for the services provided by H&H under this agreement, DH shall pay H&H the fee based on the following:

5.1 Fee of 1.50% of the total value of delivered material net of all costs if production rate below 750 ounces per month. Fee of 1.25% of the total value of delivered material net of all costs if production rate between 750-1500 ounces per month. Fee of 1.00% of the total value of delivered material net of all costs if production rate above 1500 ounces per month.

5.2 All authorized travel and expenses on behalf of DH shall be covered by DH prior its approval.

6)	Confidentiality

Neither DH nor H&H shall disclose to third parties any information obtained from the other, except with the other’s express prior written consent or where the information is or becomes public knowledge (other than through a breach of this Agreement), or as required by applicable law.

7)	Indemnification

Either party shall indemnify the other party and its officers, directors and employees, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by one party or their officers, directors, or employees in connection with any action, suit or proceeding to which the party or their officers, directors, or employees may be made a party to as a result of and pursuant to this Agreement, provided that such costs, charges and expenses do not result directly from the willful misconduct or gross negligence of the other party, or its officers, directors, or employees.

8)	Assignments

Neither DH nor H&H shall assign or transfer any rights or obligations hereunder without the express written consent of the other party hereto. The Agreement is binding upon and shall inure the benefit of DH and H&H hereto and their respective successors and assignees.

9)	Notices

All notices given or made pursuant to this Agreement shall be in writing and shall be delivered personally, sent by commercial carrier or registered or certified (postage prepaid, return receipt request) or transmitted by facsimile to the parties at the following addresses and numbers or such other addresses or numbers as either party shall designate by notice in writing to the other in accordance herewith (and shall be deemed to be given or made when so delivered personally or by commercial carrier or when transmitted by facsimile, or if mailed, ten (10) days after the date of mailing). Communications between the parties in the performance of the business contemplated by this agreement may be sent be electronic mail or may be oral but, if oral, should be confirmed inwriting .

I0.1 IF to DH:

Address

Desert Hawk Gold Corp.

1290 Holcomb Ave

Reno, Nevada 89502

Attention: Rick Havenstrite, CEO

Email: rickh@odcnv.com

I0.2 IF to H&H

H&H Metals Corp.,

509 Madison Avenue

Suite 1902, New York

NY, 10022 USA

Attention: Phillip H. Holme

Email: pholmet@hhmetals.com

10)	Arbitration

Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach thereof, shall be finally settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules then in force and under the Rules and Regulations of the London Metal Exchange. The place of arbitration shall be in the City, County and State of New York, United States. The number of arbitrators shall be three. New York law shall apply without regard to its conflict of laws principles. The arbitration award shall include reasonable attorneys’ fees and costs to the prevailing party. Judgment on the award shall be final, unappealable and binding on the parties and may be entered in any court having competent jurisdiction thereof. An award may be entered by the arbitrator(s) against a party that has failed to appear as a party to an arbitration brought pursuant hereto and in favor of the party that initiated arbitration.

11)	Entire Agreement

This Agreement represents the entire understanding of the parties with respect to the specific subject matter hereof and supersede all previous understandings, written or oral, between the parties with respect to that subject matter. This Agreement may only be amended with the written consent of the parties and no oral waiver or amendment shall be effective under any circumstances whatsoever. Failure by a party to insist upon compliance by another Party with any provision in this Agreement shall not be deemed a waiver of such provision.

12)	Headings

The headings in the Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

13)	Counterparts

This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

14)	Applicable Law and Jurisdiction

This Agreement shall be construed in accordance with and governed by the laws of the State of New York, United States, to whose jurisdiction the Parties hereby submit. Each Party waives any rights or claims under the laws of any country or state which conflicts with the provisions of this Agreement. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed asif such provisions had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and place below.

Place:	New York 3/29/2018
By:	/s/ Phillip H. Holme
Title:	Trading Officer

Place and date: Reno, Nevada
By:	/s/ Rick Havenstrite
Title:	President & CEO